Exhibit 2.1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to the Business Combination Agreement (this “Amendment”) is made and entered into as of December 31, 2024, by and among Western Acquisition Ventures Corp., a Delaware corporation (“Western”), WAV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Cycurion, Inc., a Delaware corporation (the “Cycurion”), and Emmit McHenry (the “Stockholder Representative”), solely in his capacity as the Stockholder Representation. Western, Merger Sub, Cycurion and Stockholder Representative are herein collectively referred to as the “Parties.”

WHEREAS, the Parties are party to that certain Amended and Restated Agreement and Plan of Merger, dated April 26, 2024 (the “Business Combination Agreement”);

WHEREAS, Section 11.10 of the Business Combination Agreement permits amendment of the Business Combination Agreement by execution of a written instrument; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties, intending to be legally bound, hereby agree as follows.

1.            Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Business Combination Agreement.

2.            Amendments to Business Combination Agreement. Section 1.1 of the Business Combination Agreement is hereby amended and modified in the following manner:

“Termination Date” means April 11, 2025 or such later date as approved by the stockholders of Acquiror to complete a Business Combination.

3.            Miscellaneous. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Business Combination Agreement, shall remain in full force and effect, on the terms set forth therein. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature was transmitted or communicated through the use of email as a defense to the formation or enforceability of this Amendment and each Party forever waives any such defense.

IN WITNESS WHEREOF, Western, Merger Sub, Cycurion, and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ James P. McCormick
	Name:	James P. McCormick
	Title:	Chief Executive Officer

WAV MERGER SUB, INC.

By:	/s/ James P. McCormick
	Name:	James P. McCormick
	Title:	Chief Executive Officer

CYCURION, INC.

By:	/s/Alvin McCoy, III
	Name:	Alvin McCoy, III
	Title:	Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

/s/ Emmit McHenry
Name:	Emmit McHenry

[Signature Page to Amendment to Business Combination Agreement]